Exhibit 10.2

Weijia Pan

Weinian Pan

Guangzhou Shen Long Computer Technology Co., Ltd.

and

Global Market Group (Guangzhou) Co., Ltd.

EXCLUSIVE MANAGEMENT, TECHNICAL CONSULTANCY AND LICENSE

CONTRACT

September 6, 2010

Appendix A:	List of Services

Appendix B:	Calculation of Service Fees and Method of Payment

Appendix C:	List of Trademarks

Appendix D:	List of Logos

Appendix E:	Powers of Attorney

Exclusive Management, Technical Consultancy and License Agreement

This Exclusive Management, Technical Consultancy and License Agreement (this “Agreement”) is entered into as of this 6th day of September, 2010 by and among:

Guangzhou Shen Long Computer Technology Co., Ltd. (the “Operating Company”), a company with limited liability incorporated and existing under the laws of the People’s Republic of China (“the PRC” or “China”), with the registration number of its business license for an enterprise as a legal person 440106000264027; its legal address at Rm. 1905, No.103 Tiyu Xi Road, Tianhe District, Guangzhou, PRC and the legal representative Mr. Weijia Pan;

Global Market Group (Guangzhou) Co., Ltd. (the “WFOE”), a company with limited liability incorporated and existing under the laws of the PRC, with the registration number of its business license for an enterprise as a legal person 440101400037252; its legal address at Rm. 1701 – Rm.1704, No.103 Tiyu Xi Road, Tianhe District, Guangzhou, PRC and the legal representative Mr. Weijia Pan;

Mr. Weijia Pan (“Shareholder A”), the ID Card Number: 440623197307132712, one of the shareholders of the Operating Company and holding 90% of the equity interest of the Operating Company; and

Mr. Weinian Pan, the ID Card Number: 440623197011022717, one of the shareholders of the Operating Company and holding 10% of the equity interest of the Operating Company.

Recitals

Whereas, the Operating Company provides the Network Information Service (the “ICP Service”, as defined below) in China;

Whereas, subject to the terms and conditions of this Contract, the WFOE agrees to (a) grant the Operating Company to use the WFOE’s Assets (as defined below) in order for the Operating Company to provide the Network Information Service; (b) to grant it a non-exclusive right to use the specific domain name and logo (and/or trademarks); and (c) provide the Operating Company with other service (as defined below) in relation to the Network Information Service of the Operating Company; and

Whereas, the WFOE and both of the shareholders of the Operating Company, while executing this Contract, enter into a Share Pledge Agreement, whereby both of the shareholders of the Operating Company agree to pledge all the rights and interests of the Operating Company to the WFOE, as a guarantee for the obligations hereunder that the Operating Company shall perform.

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements of the Parties herein contained, the Parties agree as follows:

Article 1 Definitions

1.1 Except those terms defined in other clauses herein, the following terms used in this Contract shall have the meanings set forth below:

“Network Information Service” or “ICP Service” means any or all the Internet information service business, including maintenance of the special website, typographic design, information editing, information release and proxy service (but excluding news, publication, education, medical care, medicine, medical equipment and other service projects subject to the pre-approval or special approval pursuant to the related laws and regulations) that the Operating Company, currently or in the future engages or will engage in via the networks.

“Related Party” means, with respect to any person, any other person that directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with, such person.

“Assets” means the equipment, software/hardware, premises (if any), devices, components and other articles developed, purchased or otherwise acquired by the WFOE with respect to the ICP Service provided by the Operating Company.

“Business Plan” means the annual plan and budget, including the financial budget, investment, disposal and loan plan of capital and forecast of revenues and expenditures in relation to the provision of the ICP Service, any of which is subject to the approval by the Operating Committee pursuant to Article 4.5 of this Contract.

“Confidential Information” means any and all techniques, know-how, processes, software, proprietary data, commercial secrets, industrial practice, method, specification, design and other proprietary information that WFOE discloses to the Operating Company pursuant to this Contract or the clauses of other instruments, including the clauses of this Contract and other confidential business and technical information.

This “Contract” means this Exclusive Management and License Contract and any and all the appendices attached hereto, as may be amended, supplemented or otherwise modified from time to time.

“Control” means the power to designate or appoint the management of a company. “Controlling” and “controlled by” shall have the meanings correlative to the foregoing.

“Intellectual Property” means any and all the intellectual property, existing and future, including, without limitation, in any country, now and in the future, patents, trademarks, service marks, and all the related business goodwill, registered design, design patent, Confidential Information, domain names, utility model, copyright, inventions, brand names, trade name and any similar rights, including the interests in the foregoing (in each case, whether registered or not, including the application for grant of the foregoing rights and the right to apply for the foregoing around the world).

“A Party” means the WFOE, the Operating Company, Shareholder A or Shareholder B; “Parties” means the WFOE, the Operating Company, Shareholder A and Shareholder B.

“Person” means any individual, company, joint venture enterprise, enterprise, partnership, trust, non-corporate entity, company with limited liability, government or any of its department or organs, or any other entity.

“ICP Revenues” means the fees that the Operating Company charges the enterprises using the ICP Service with respect to the ICP Service they use.

“Service” means the consulting, technical, training and all the other services as required by the ICP Service provided to the Operating Company by the personnel of the WFOE, its Related Parties and/or Subcontractors, as set forth in Appendix A attached hereto.

“Subcontractor” means any individual, company, enterprise, independent contractor or supplier that is entrusted by the WFOE to carry out any Service as stipulated herein and the appendices hereto.

“PRC” means the People’s Republic of China and, for the purpose of this Contract, shall exclude the Hong Kong and Macau Special Administrative Regions and Taiwan.

“PRC Laws” means any laws, regulations, administrative and departmental regulations, directives, notices, treaties, judgments, decrees or orders promulgated by the Chinese government or applicable regulatory authorities.

Article 2 Provision of Service, License, Secondment of Personnel and Right to Use the Assets

2.1 Provision of Exclusive Management and Technical Consulting Service

For the convenience of the Operating Company to provide the ICP Service, the WFOE shall provide the Operating Company with the exclusive management and technical consulting service so as to facilitate the operation and development of Party B’s related business. The Parties agree to keep amending and updating in writing Appendix A hereto to describe all the fields, scope and term of the Service that the WFOE will provide to the Operating Company. No matter through contractual arrangement or in another form, the WFOE shall be the only supplier that provides the Operating Company with the Service. Without the prior written consent of Party A, during the term of this Contract, the Operating Company shall not accept the software development of any third party (except a third party designated by the WFOE) with respect to the business set forth herein and its consultancy and service.

The Operating Company further agrees that, with respect to any and all right, title, interests and intellectual property right (including but not limited to copyright, patents, technical know-how, commercial secrets and other) arising from performance of this Contract, no matter whether developed by the WFOE, by the Operating Company based on the intellectual property of the WFOE, or by the WFOE based on the intellectual property of Party B, the WFOE shall have the sole and exclusive right and interest and the Operating Company shall not claim any right, title, interest and intellectual property right against the WFOE. However, provided that the development is made by the WFOE based on the intellectual property of Party B, the Operating Company shall ensure that such intellectual property has no defect, otherwise, the Operating Company shall bear the losses caused thereby to the WFOE.

The Operating Company promises that any business cooperation it intends to carry out with other enterprises shall be subject to the prior written consent of the WFOE and under the equal terms and conditions, the WFOE or its affiliates shall have the priority of cooperation.

2.2 License of Trademarks and Logos

The WFOE agrees to grant the Operating Company a license to use the trademarks as set forth in Appendix C and the logos as set forth in Appendix D and any or all figure, text, symbol and visible image thereof, and the Operating Company agrees to accept such grant. The right to use trademarks and logos as licensed hereunder is non-exclusive.

The license to use the trademarks and logos granted hereunder to the Operating Company shall be only valid within the business scope confirmed by the Operating Committee of the Operating Company. The Operating Company agrees not to use, or authorize others to use, directly or indirectly, the aforesaid trademarks in any other way, unless otherwise provided herein.

The license granted to the Operating Company hereunder shall be only valid within China. The Operating Company agrees not to use, or authorize others to use, directly or indirectly, the aforesaid trademarks and logos in other jurisdictions.

With respect to the license of the trademarks as specified herein, the Operating Company and the WFOE shall go through the registration and filing procedures together; and only as required for registration and filing, they shall execute a separate trademarks license contract, the contents of contents shall be consistent with those of this Contract.

2.3 To Jointly Expand the Business

In order to further expand the Network Information Service business, if it is decided by the Operating Committee, and subject to the consent of the board of directors of the company, the WFOE and the Operating Company shall jointly enter into an agreement with a third party, whereby the Operating Company shall provide the ICP Service, the WFOE shall provide technology, consultancy, Intellectual Property license and other related Service, and all the income generated thereby shall be distributed, by the nature thereof, between the WFOE and the Operating Company subject to the decision of the Operating Committee.

2.4 Collection of Income

The WFOE shall collect all the income of the Operating Company. Where necessary, the Operating Company shall issue invoices (“Income Invoices”) to the member entities, clients and other users with respect to the ICP Service it provides and send the Income Invoices to the WFOE. The WFOE shall collect the income from the related member entities, clients and other users according to the Income Invoices on behalf of the Operating Company.

2.5 Secondment of Personnel

Provided that the Operating Committee considers it as required for the WFOE implementing the Service, the WFOE may send personnel on secondment to the Operating Company pursuant to the terms and conditions as set forth herein or otherwise agreed by and among the Parties in writing.

2.6 Appointment and Designation of Directors, Supervisors and Senior Management

The board of directors of the Operating Company will be comprised of the persons appointed and designated by the WFOE, which shall decide the management of the enterprise, development and expansion of the business according to the actual operation of Party B. Shareholder A and Shareholder B shall, pursuant to the laws and regulations and the procedures as stipulated by the Operating Company, elect the candidates recommended by the WFOE as the directors and supervisors of the Operating Company, cause the directors elected to elect the chairman of the board of the Operating Company according to the candidates recommended by the WFOE, and appoint the candidates recommended by the WFOE as the general manager, financial director and other senior management of the Operating Company.

2.7 Authorization and Entrustment

A power of attorney with its contents as set forth in Appendix E attached hereto shall be executed in the meantime of executing this Contract. According to this power of attorney, Shareholder A and Shareholder B shall irrevocably authorize the person appointed and designated by the WFOE pursuant to the appendix, as the representative of the shareholders, to exercise the shareholder rights thereof, and to exercise all the shareholders’ voting rights enjoyed by the shareholders at the shareholders’ meeting of Party B. Shareholder A and Shareholder B further agree to substitute the persons designated and authorized in the aforementioned power of attorney at any time as per the requirement of the WFOE.

2.8 Appointment of Related Parties or Subcontractors

Although the WFOE agrees to assume the substantial responsibilities for the provision of the Service, it shall be allowed to retain and pay any Related Party or Subcontractor of the WFOE for any Service contemplated herein. The Service undertaken or provided by such Related Party or Subcontractor entrusted by the WFOE shall be considered as the Service provided by the WFOE pursuant to the provisions of this Contract.

2.9 Right of the Operating Company to Use the Assets of the WFOE

Subject to the terms and conditions hereof and further terms and conditions decided by the Operating Company from time to time, provided that it is necessary for the Operating Company to provide the ICP Service and subject to the consent of the Operating Committee, the WFOE shall purchase, acquire, develop and procure certain Assets for the use by the Operating Company. The Operating Company is hereby granted a non-exclusive right to use the related Assets of the WFOE.

2.10 Financial Requirements of the Operating Company

The WFOE shall assist the Operating Company in arranging necessary financing so as to enable the Operating Company to provide the ICP Service in a continuous and efficient manner. The amount of the financing required and the method to provide such financing shall be determined by the Operating Committee. The Operating Company shall pay the WFOE all the expenses and expenditure arising from the WFOE’s assistance in arranging the finance required; further, the WFOE hereby agrees and acknowledges that, under the circumstance that the Operating Company suffers severe losses in business and operation, the WFOE shall be obliged to provide appropriate capital support or financial aid in other form as per the reasonable request by the Operating Company. The specific aid form or plan shall be determined by the Operating Committee according to the then specific situation of the Operating Company.

2.11 Changes to the PRC Laws

Upon the Effective Date of this Contract (as defined below), in the event of any changes by the central or any local governmental agencies in China to any central or local laws, regulations, decrees or provisions, including amendment, supplement to or abrogation of the existing laws, regulations, decrees or provisions, or reference to different interpretations or implementation measures with respect to the existing laws, regulations, decrees or provisions (collectively the “Amendments”), or promulgation of new laws, regulations, decrees or provisions (collectively the “New Provisions”), the following shall apply:

(a) in the event that the Amendments or New Provisions are more favorable to any Party hereto compared to the related laws, regulations, decrees or provisions in effect as of the Effective Date (and the other Parties will not suffer from severe and adverse impact thereby), each of the Parties shall apply to the related agency (if required) for obtaining the interests of such Amendments or New Provisions. Each of the Parties shall exert its best efforts to cause such application to be approved.

(b) in the event that the WFOE’s economic interests hereunder have been severely and adversely affected, directly or indirectly, due to Amendments or New Provisions, this Contract shall continue to be implemented pursuant to its original clauses. In the event that the adverse impact upon the economic interests of the WFOE cannot be settled pursuant to the provisions of this Contract, subject to the notice by the WFOE to the Operating Company, each of the Parties shall negotiate in a timely manner, to make any and all necessary amendments to this Contract so as to protect the economic interests of the WFOE hereunder.

Article 3 Payment of Charges and Reimbursement of Expenses

3.1 Service Fees

As consideration for the WFOE’s provision of management and technical consulting Service, grant of the license to use trademarks, logos and domain names (for the requirements of registration, both Parties will execute a separate trademark and logos license contract, the contents of which shall be consistent with those of this Contract) and permitting the Operating Company to use the Assets, the Operating Company shall pay service fees (“the Service Fees”) to the WFOE on a quarterly basis within the entire term of this Contract. The amount of the Service Fees shall be determined and paid by the board of directors and the Operating Committee in the way as set forth in Appendix B. Provided that the WFOE collects the income for the Operating Company pursuant to Article 2.4 or the WFOE directly collects the income from related member entities, clients and other users on the basis of this principle and on behalf of the Operating Company, the WFOE may deduct the Service Fees from the income collected by it on behalf of the Operating Company and pay the remained balance to the Operating Company on a quarterly basis.

3.2 Payment of Costs

Apart from the Service Fees, the Operating Company shall pay the WFOE any and all the reasonable expenses, expenditure and costs in any form paid by the WFOE for, or arising from or in connection with, performance of this Contract or provision of the Service or assets.

The Operating Company shall reimburse to the WFOE the aforesaid expenses paid by the WFOE for the Operating Company pursuant to Article 3.3. The WFOE may also deduct the aforementioned expenses, expenditure and costs from the income collected by the WFOE on behalf of the Operating Company.

3.3 Payment

(a) Unless the WFOE deducts the entire amount of the Service Fees from the income, the Operating Company shall pay the WFOE the Service Fees in the way as stipulated in Appendix B.

(b) Provided that the WFOE collects income for the Operating Company, the WFOE shall pay the Operating Company its income within forty (40) days from the end of the related quarter after deducting the Service Fees and expenditure as provided in Articles 3.1 and 3.2 above. The applicable capital shall be immediately remitted to the account of the Operating Company by means of bank transfer. The Parties agree that, the Operating Company may revise the aforementioned payment instruction from time to time. Upon the revision each time, the Operating Company shall notify the WFOE in writing.

3.4 Penalty Interest

In the event that the Operating Company fails to pay the Service Fees or other expenses pursuant to this Agreement, the Operating Company shall separately pay the WFOE the penalty interest at the annual rate of 10% with respect to the amount delayed in payment.

3.5 Financial Statements

The Operating Company shall adopt the sound business practices to establish and implement the accounting system so as to enable the financial statements compiled to comply with the internationally accepted accounting standards. The Operating Company shall deliver the financial statements of the Operating Company and other reports within thirty (30) days from the end of each calendar quarter so that the WFOE may check the amount payable to the Operating Company with respect to the ICP Service provided and the amount payable to the WFOE pursuant to Articles 3.1 and 3.2 above. The WFOE shall be entitled to audit any and all the financial statements and other related information of the Operating Company during the working hours, subject to a prior notice delivered to the Operating Company within a reasonable time.

3.6 Requirements with Respect to Report

At any time when the WFOE collects the income pursuant to Article 2.4, the WFOE shall, as soon as practicable but in no event later than thirty (30) days from the end of each calendar quarter, provide the Operating Company with the financial statements and written reports of the expenses and costs arising from or in connection with the income collection, expenses payment and performance or provision of the Service and provision of the Assets by the WFOE during the previous calendar quarter.

3.7 Records

The WFOE shall keep and preserve the accurate records, including but not limited to all the expenses paid by the WFOE on behalf of the Operating Company and all the invoices for all the expenses arising from or in connection with the performance or provision of the Service and Assets by the WFOE.

3.8 Currencies

Any payment of the amount due and payable hereunder shall be made in Renminbi.

Article 4 Establishment of the Operating Committee

4.1 Establishment of the Operating Committee

In order to provide the Operating Company with the Service in a convenient manner, and to facilitate the Operating Company in efficiently utilizing the service products provided by the WFOE so as to achieve effective operation purposes, the WFOE will establish an Operating Committee charged with specific responsibilities (the “Operating Committee”), so as to particularly organize, lead and supervise the daily operating work of the Operating Company. The Operating Company shall be directly subordinated, and report, to the management of the WFOE. The Operating Committee shall be established on the effective date of this Contract.

4.2 Members of the Operating Committee

The Operating Committee is comprised of three (3) members appointed and designated by the WFOE. The position of director of the Operating Committee shall be held by the member appointed and designated by the WFOE. The members of the Operating Committee appointed and designated by the WFOE shall be entitled to attend any and all the shareholders’ meetings and board meetings of the Operating Company as observers. Prior to the shareholders’ meetings or board meetings, the Operating Company shall notify the members of the Operating Committee appointed and designated by the WFOE pursuant to the related provisions of the articles of association.

4.3 Functions of the Operating Committee

The Operating Committee shall control and manage the Operating Company and supervise the daily operating and managerial work of the Operating Company in relation to its ICP Service, including but not limited to:

(a)	to be entitled to approve and examine such information and materials as the investment plan, financial budget and final accounts of budget, profits distribution plan or losses recovery plan, the articles of association of the company, the financial statements, resolutions and minutes of the shareholders’ meeting and board meeting, operation agreement and obtain the copies of the aforementioned information or materials so as to ensure the contents contained in such information and materials (such as the amount of the operating costs) shall not exceed the budgets and final accounts of budgets confirmed or approved in writing by the WFOE in advance;

(b)	to supervise the provision, initiation and development of the ICP Service;

(c)	to determine the expenses payable to the Operating Company with respect to the provision of the ICP Service;

(d)	as per the instructions of the management of the WFOE, to examine and report the amount of the Service fees payable hereunder to the WFOE;

(e)	to conduct supervision and management over the employment of competent employees for development and operation of the ICP Service;

(f)	to supervise and implement this Contract;

(g)	to provide suggestions to the management of the WFOE and the Operating Company with respect to the major and strategic business and operating issues of the ICP Service;

(h)	to draft the marketing strategies of the ICP Service so as to supplement the marketing strategies of the information technology and related Service provided by the WFOE;

(i)	to supervise the financial settlement with respect to the amounts hereunder between the Operating Company and the WFOE;

(j)	to supervise the training of the personnel of the Operating Company in the aspect of the ICP Service;

(k)	to check the profit distribution under Article 2.4 and report it to the management of the WFOE for decision; and

(l)	other issues decided by the WFOE with respect to the matters of the Operating Company.

4.4 Meetings of the Operating Committee

The Operating Committee shall hold the meetings of the Operating Committee as per the request of the WFOE. The specific meeting rules of the Operating Committee shall be drafted by the Operating Committee and take effect for implementation upon the examination and approval by the management of the WFOE. Where necessary, the Operating Committee shall delegate people to attend the meetings as observers upon the request of the WFOE or the Operating Committee.

4.5 Minutes of the Meetings

The meetings of the Operating Committee shall be recorded by the members of the Operating Committee appointed and designated by the WFOE. The members of the Operating Committee attending the meetings shall affix the signatures thereof on the meeting minutes and resolutions.

Article 5 Duties of the Parties

5.1 Duties of Shareholder A, Shareholder B and the Operating Company

Apart from the duties as stipulated in other clauses hereof, Shareholder A, Shareholder B and the Operating Company shall assume the set forth below:

(a)	without the prior written consent of the WFOE, not to accept the same or similar Service from any third party;

(b)	to compile the Business Plan under the assistance of the WFOE;

(c)	under the assistance of the WFOE, to plan, design, develop, initiate and provide the ICP Service;

(d)	to provide the WFOE with any technology or other information and the related equipment as deemed necessary or useful by the WFOE for providing the Service hereunder;

(e)	to set up and maintain a separate unit of account for the ICP Service;

(f)	provided that the WFOF collects the income pursuant to Article 2.4, to provide the WFOE with the Income Invoices issued to the member entities, clients and other users with respect to the ICP Service provided within five (5) working days from the end of each calendar month;

(g)	to operate and provide the ICP Service and other service of the Operating Company strictly pursuant to the Business Plan and the decisions of the Operating Committee;

(h)	to nominate the members of the Operating Committee pursuant to the provision of Article 4.2 above;

(i)	to provide and manage the ICP Service in an efficient, prudent and legitimate manner through the Operating Committee so as to obtain income to the maximum possible;

(j)	to assist the WFOE in respect of any and all the matters as required for the WFOE to effectively perform its duties and obligations hereunder and to provide adequate cooperation in this regard;

(k)	to report to the WFOE all the contacts with the State Administration for Industry and Commerce or its local branches and provide the WFOE in a timely manner with the copies of all the documents, licenses, approvals and authorizations obtained from the State Administration for Industry and Commerce or its local branches;

(l)	in order to provide the Service, to assist the WFOE in developing establishing and maintaining the relationship with other related departments, organs and other entities of the government of China, provincial and local governments, and to assist the WFOE in obtaining any and all the permits, licenses, approvals and authorizations as required for the aforesaid work;

(m)	to assist the WFOE in going through the tax-free import procedures in relation to all the Assets and materials as required for the provision of the Service by the WFOE;

(n)	to assist the WFOE in purchasing the equipment, materials, labor service and other Service that meet the requirements of the WFOE in China at a competitive price;

(o)	to conduct operation pursuant to any and all the related laws and regulations of the PRC and go through all the procedures required in relation to the operation;

(p)	to provide enterprises with copies of the related laws, regulations, decrees and provisions of the PRC and other related information as required by the WFOE;

(q)	to maintain the accuracy and effectiveness of every representation and warranty made by the Operating Company pursuant to Article 6 hereof within the term of this Contract;

(r)	to maintain and update in a timely manner any and all the rights, licenses and authorizations as required by the Operating Company for providing the ICP Service hereunder so as to maintain the validity and the full legal effect thereof; and

(s)	to strictly perform the obligations hereunder and under any other related contract to which it is a party.

5.2 Duties of the WFOE

Apart from the duties as stipulated in other clauses hereof, the WFOE shall assume the duties set forth below:

(a)	to provide the Operating Company with the Service in an efficient manner, and respond, in a timely and diligent manner, to the related request for suggestions and assistance made by the Operating Company;

(b)	to assist the Operating Company in compiling the Business Plan of the Operating Company in relation to the ICP Service;

(c)	to assist the Operating Company in planning, designing, developing, initiating and providing the ICP Service;

(d)	to provide the Operating Company with competent staff for provision of the ICP Service;

(e)	to nominate the members of the Operating Committee pursuant to the provision of Article 4.2 above;

(f)	subject to the decision of the Operating Committee, to collect the income from the subscriber to, or other users of the ICP Service pursuant to the provision of Article 2.4; and

(g)	to strictly perform the obligations hereunder and under any other related contract to which it is a party.

Article 6 Representations and Warranties

6.1 Representations and Warranties of the Operating Company

The Operating Company hereby represents and warrants to, and agrees with, the WFOE as follows:

(a)	the Operating Company is a company with limited liability duly incorporated and valid existing under the PRC laws;

(b)	the Operating Company has the full company power to execute and deliver this Contract and to fully perform the obligations hereunder. Upon execution, this Contract shall constitute a legal, valid and binding obligation upon the Operating Company and can be enforced pursuant to its clauses;

(c)	as of the date of the execution of this Contract, the Operating Company has obtained any and all the permits, licenses, authorizations, approvals and equipment as required to provide the ICP Service within the term of this Contract, and shall ensure the aforesaid permits, licenses, authorizations and approvals remain in effect and force and legally valid throughout the term of this Contract;

(d)	the Operating Company has been complying, and will continue to comply, with all the applicable PRC Laws and is unaware of any circumstance in violation of the PRC Laws, prohibiting or materially preventing the Operating Company from performing its obligations hereunder;

(e)	neither the execution of this Contract nor performance by the Operating Company of the obligations hereunder will conflict with, violate or contravene (i) the business license of the Operating Company or any provisions of the articles of association of the Operating Company; (ii) any laws, rules, regulations, authorizations or approvals of any governmental agencies or departments applicable to the Operating Company; or (iii) any provisions of the contract and agreement to which the Operating Company or any of its affiliates is a signatory or party;

(f)	there exists no litigation, arbitration, legal, administrative or other proceedings or governmental investigations pending (or to the knowledge of the Operating Company, threatened) against the Operating Company or any of its Related Parties in relation to the business license and the grant of license of the Operating Company, to the subject matter of this Contract, or affecting the capability of the WFOE or the Operating Company to execute or perform this Contract in any way, or the capability of the Operating Company to provide the ICP Service within the term of this Contract; and

(g)	all documents of governmental agencies, representations and materials in relation to the transaction as set forth herein that the Operating Company or any of its affiliates possesses have been disclosed to the WFOE, and no document previously provided by the Operating Company or any of its affiliates to the WFOE contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein not misleading.

In order to ensure that the Operating Company fully performs the obligations hereunder, the Operating Company hereby acknowledges and promises that without the prior written consent of the WFOE, the Operating Company shall not conduct any act and make any transaction that may materially affect its business, assets, operation, employees and other related rights and obligations, including but not limited to:

(a)	change and dismiss the directors of the Operating Company, change and replace the senior management, including the general manager, vice general manager, financial director and technical director;

(b)	change the routine operating and operational procedures and any internal rules and bye-laws, including but not limited to, financial management system, procedure rules of the shareholders’ meeting and/or board meeting, the company’s daily operating systems and rules;

(c)	in the event that the Operating Company materially violates this Contract, the WFOE shall be entitled to require the Operating Company to take all necessary measures, pursuant to the laws and regulations and the articles of association of the Operating Company, within ten (10) working days (“Day” means any calendar day; “Working Day” means any day except Saturday and Sunday) upon receipt of the written notice from the WFOE, to substitute a person acceptable and satisfactory to the WFOE for the director of the Operating Company, and retain managerial personnel and adjust the daily business and financial management pursuant to the suggestion and instruction of the WFOE. Or else, the WFOE will represent the shareholders of the Operating Company to attend the shareholders’ meeting and make vote, and manage the Operating Company pursuant to the irrevocable power of attorney as attached hereto as Appendix E executed by the shareholders of the Operating Company.

6.2 Representations and Warranties of the WFOE

The WFOE makes the representations and warranties to, and agree with, the Operating Company as follows:

(a)	the WFOE is a foreign invested enterprise duly established and validly existing under the PRC Laws;

(b)	the WFOE has the full company power as required to execute and deliver this Contract and to perform its obligations hereunder. Upon execution, this Contract shall constitute a legal, valid and binding obligation upon the WFOE and can be enforced pursuant to its clauses;

(c)	neither the execution of this Contract nor performance by the Operating Company of the obligations hereunder will conflict with, violate or contravene (i) the business license of the WFOE or any provisions of the articles of association of the WFOE; (ii) any laws, rules, regulations, authorizations or approvals of any governmental agencies or departments applicable to the WFOE; or (iii) any provisions of the contract and agreement to which the WFOE is a signatory or party;

(d)	there exists no litigation, arbitration, legal, administrative or other proceedings or governmental investigations pending (or to the knowledge of the WFOE, threatened) against the WFOE in relation to the subject matter of this Contract, or affecting the capability of the WFOE to execute or perform this Contract in any way; and

(e)	any and all the documents of governmental agencies, representations and materials in relation to the transaction as set forth herein that the WFOE possesses have been disclosed to the Operating; no document previously provided by the WFOE to the Operating Company contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein not misleading.

Article 7 Term and Termination of the Contract

7.1 Term

Except for the earlier termination of this Contract by the WFOE, this Contract shall become effective as from the date on which the legal representative or authorized representative of each of the Parties affixes the signature and seal on this Contract (“the Effective Date”), and remain in effect until the WFOE is dissolved pursuant to the PRC Laws.

7.2 Termination

In the event of any of the following circumstances or events, which is lasting, this Contract shall be terminated pursuant to Article 7.3 hereof:

(a) a Party cannot perform its obligations for six consecutive months or longer due to a Force Majeure Event (as defined in Article 11 below);

(b) a Party goes bankrupt, becomes the object of liquidation or dissolution procedures, or is unable to operate or pay its debts when due;

(c) due to the reasons attributable to any government or its agencies, the whole or substantial part of the Assets or properties of any Party as necessary for performing this Contract is detained, embargoed, expropriated or under the material governmental restriction that are not existing as of the execution date of this Contract; and

(d) due to any decree, action, regulations, interference or intervention of any government or its agencies, the performance of this Contract is commercially unfeasible in any important aspect.

7.3 The Right to Terminate

(a)	within the term of validity of this Contract, the Operating Company shall not terminate this Contract prior to its expiration, or else it shall assume the liquidated damages of no less than Renminbi 30 million Yuan to the WFOE, compensate the WFOE for all the losses caused thereby to it, and pay the WFOE the related service fees for the service it has completed. The WFOE shall be entitled to terminate this Contract by delivering a thirty days advance notice in writing to the Operating Company at any time. In the event that the WFOE terminates this Contract prior to its expiration due to the breach of contract by the Operating Company, the Operating Company shall pay the WFOE the liquidated damages of no less than Renminbi 30 million Yuan, compensate the WFOE for all the losses caused thereby to it, and pay the WFOE the related service fees for the service it has completed.

(b)	In the event of any of the circumstances or events as set forth in Article 7.2 hereof, which is lasting, a Party that has not been affected under (a), a Party other than the Party becoming bankrupt under (b), a Party other than the Party whose Assets or properties are detained, expropriated or restricted by the government under (c), the abiding Party under (d), and the WFOE under (e) may terminate this Contract by delivering a written termination notice of no less than five (5) days to other Parties.

7.4 Consequences of Termination

(a)	Upon the expiration of this Contract, the rights and obligations of the Parties hereto under Articles 9 and 11 shall remain in effect and force;

(b)	the WFOE shall not assume any liability for breach of contract due to its earlier termination of this Contract.

Article 8 Intellectual Property

8.1 Rights in Creation

The WFOE shall own any and all Intellectual Property created or acquired by the Operating Company in providing the ICP Service. The Operating Company shall execute all the documents and take any actions as required for the WFOE to become the owner of such Intellectual Property. The Operating Company shall not challenge the ownership of the WFOE in any and all such Intellectual Property, or apply to register or attempt to obtain or otherwise obtain such Intellectual Property.

8.2 Name, Trademarks and Logos

Unless otherwise provided in Article 2.2 hereof, without the prior written consent of another Party, the Operating Company shall not use other name, trademark, logo, domain name or any form of transformation thereof or any wordings in any of its advertisement, promotional materials, news press or any other publicity material that may give rise to any association with the name, trademark or logo of the WFOE.

8.3 Other Protection in relation to Intellectual Property

With respect to the software provided by the WFOE, without the consent of the WFOE or other copyright owner of the software, the Operating Company shall not publish or register it; copy, modify or translate it; lease the software to a third party or lend it or provide the software for use in other way; to modify, decompile, disassemble or reverse engineer the software, or conduct other acts infringing the copyright of the software.

With respect to other intellectual property licensed by the WFOE, the licensee shall use the related intellectual property strictly pursuant to the related agreement and the provisions of the laws. Without the prior written consent of the WFOE or other right owners, the Licensee shall not transfer or license the related intellectual property to a third party or provide it for use in other way.

Article 9 Confidentiality

9.1 Confidentiality

The Operating Company and the personnel thereof shall only use any and all the Confidential Information for the benefit of the Operating Company and for the purposes as set forth herein. The Operating Company shall be obliged to keep confidential any Confidential Information that may be disclosed or provided to it by the WFOE, and without the express authorization by the WFOE in writing, shall not disclose or divulge such Confidential Information to any third party, unless otherwise provided herein. The Operating Company shall not use any Confidential Information in any way that may cause violation of its obligations as set forth Article 8.

9.2 Confidentiality Measures

The Parties shall take any and all necessary confidentiality measures and precautions to preserve the confidentiality of the Confidential Information. Such confidentiality measures and precautions shall conform to the measures and precautions that each of the Parties respectively takes for protection of its related sensitive information, and in any event, shall be at least the standards that a reasonable business entity may adopt for protecting its highly confidential information and industrial secrets.

9.3 Permitted Disclosure

Any Confidential Information subject to this clause that a Party may get access to can only be disclosed by the Party to the designated employees, senior officers, directors and Subcontractors that need to know such information in the work thereof in order for the WFOE or Subcontractor to implement this Contract. In such event, a Party receiving the information shall take any and all reasonable precautions, including conclusion of a confidentiality contract with each of the aforementioned employee or incorporation of a confidentiality clause into an employment contract with each of the aforementioned employees in order to prevent such employees from using the Confidential Information and disclosing it to any third party without authorization for the personal interests thereof.

9.4 Disclosure to Governmental Agencies

Notwithstanding the foregoing, to the extent that one Party is required to obtain any governmental approval for operating its business, each of the Parties may disclose the Confidential Information to governmental personnel and to internal or external attorneys, accountants and consulting adviser that are required to get access to the Confidential Information for providing the Party with professional assistance, provided that the Confidential Information in writing form disclosed as such must be identified as “confidential” and the aforementioned governmental personnel and external persons are required to undertake to respect the terms and conditions of this Contract with respect to confidentiality. To the extent as required by the related laws, rules of the stock exchange, regulations, litigation proceedings and judicial orders, each of the Parties may disclose the Confidential Information. Prior to any disclosure pursuant to this Article 9.4, the disclosing Party shall notify other Parties of the related disclosure according to the actual situation and pursuant to the feasible confidentiality arrangement.

9.5 Exceptions

Any provision of this Article 9 shall not prevent a Party from using or disclosing Confidential Information as follows: (i) the Confidential Information is already known to the Party when disclosed to it; (ii) the Confidential Information is legitimately obtained from a third party without breach of any obligation under the confidentiality agreement; (iii) the Confidential Information becomes known to the public not due to the Party’s fault; or (iv) the Confidential Information is independently developed by the party, without using, directly or indirectly, the Confidential Information.

9.6 Remedies

The Parties agree that, in the event of any breach of this Article 9, any Party (“the Unknowing Party”) whose Confidential Information is disclosed due to breach of this Article 9 will suffer irremediable harm, and any monetary compensation that the Unknowing Party may obtain will be insufficient remedy to make up for the losses. Therefore, the Parties agree that, the Unknowing Party shall be entitled to other rights and remedies pursuant to the law or hereunder.

9.7 Survival

The provisions of this Article 9 shall survive any termination or expiration of this Contract. Upon the expiration or termination, any receiving Party shall return all the Confidential Information to the disclosing Party and cease to use Confidential Information for any purposes.

Article 10 Compliance with the Law, Governing Law and Dispute Resolution

10.1 Compliance with the Laws and Regulations

10.1.1 Compliance

Each of the Parties shall comply, and ensure their operation to fully comply, with any and all the national, provincial and local laws and regulations of China that are officially promulgated and publicly available.

10.1.2 Adoption of Policies

(a)	each of the Parties agrees to manage the Operating Company and the WFOE according to the highest international standards for business ethics. The directors, senior officers, employees or staff of the Operating Company and the WFOE shall not commit any acts in violation of the laws with respect to corruption, bribery and fraudulence, or any other criminal activities.

(b)	The Operating Company and the WFOE and their respective senior officers, directors, employees and agents shall only engage in legitimate activities, and adopt the practices in conformity to the ethic standards in the aspect of the business operation and the relationship with governmental agencies. None of the Operating Company, the WFOE, and their respective senior officers, directors, employees or agents shall, for the purpose of affecting any act or decision of certain government official or the government so as to obtain or preserve the business or transfer the business to anyone, directly or indirectly pay, offer, promise to pay or authorize the payment of any money or valuable thing (any of the foregoing referred to as the “Payment-Forbidden Money and Things”) to such government official or employee. The Payment-Forbidden Money and Things shall not include payment of the reasonable and actual expenditure, such as the travelling and lodging expenses directly in relation to the promotion, demonstration or explanation of products or the Service, or the performance of the contract with governmental agencies or its agents, provided that the above payment is allowable by the laws and clients.

(c)	each of the Parties hereby represents that, it or the owner of its title, directors, employees and agents have not or will not directly or indirectly pay, offer, promise to pay or authorize the payment of any Payment-Forbidden Money and Things in performing their respective obligations hereunder.

10.2 Governing Law

The execution, effect, interpretation, performance of this Contract and settlement of disputes shall be protected and governed by the PRC Laws. With respect to the matters not covered in the officially promulgated and publicly available laws of the PRC, the principles of the international law and practices shall apply.

10.3 Dispute Resolution

10.3.1 Any dispute, controversy or claim arising from or in connection with this Contract or the performance, interpretation, breach, termination or validity of this Contract shall be settled through amicable negotiations. The negotiation shall commence immediately after one Party delivers a written request for negotiations to another Party specifying the dispute, controversy or claim. In the event that the dispute fails to be settled within thirty (30) days upon the service of such notice, any Party shall submit the dispute for arbitration after its request and notice to another Party.

10.3.2 Any dispute or claim arising from or in connection with this Contract, or the breach, termination or invalidity of this Contract shall be finally settled via arbitration. Each of the Parties agrees to submit the dispute to the Guangzhou Arbitration Commission (“the Arbitration Commission”) for arbitration in accordance with its arbitration rules then in effect with the binding arbitral award. Each Party shall be entitled to designate one (1) arbitrator and each of the Parties shall be entitled to designate the third arbitrator, who shall act as the chairman of the arbitration panel. In the event that each of the Parties cannot reach agreement with respect to the designation of the third arbitrator, it hereby irrevocably designates and authorizes the chairman of the Arbitration Commission to designate the third arbitrator. All the arbitration proceedings shall be conducted in Chinese. The arbitrators shall make an arbitral award with respect to any such dispute or claim strictly pursuant to the governing law as provided in Article 10.2 hereof.

10.3.3 The expenses and expenditure of the arbitration shall include, without limitation, the arbitration fees (including but not limited to the fees of the Arbitration Commission) shall be assumed by the Parties pursuant to the arbitral award made by the Arbitration Commission.

10.3.4 Any arbitral award made by the Arbitration Commission shall be final and binding upon each of the Parties. To the extent that the law allows, each of the Parties explicitly agrees to waive reference to any laws and regulations that entitle a right to appeal against the arbitral award of the arbitration panel, and no Party shall object or resist any reinforcement action taken by other Parties supporting the award of the Arbitration Commission.

10.3.5 Each Party shall cooperate with other Parties and fully disclose to, and provide them with, any and all materials and documents in relation to the arbitration proceeding as required by them, subject to any confidentiality obligation with binding effect upon the Party.

10.3.6 While the dispute is in the process of settlement, each of the Parties shall continue to implement this Contract in all of the aspects other than those under dispute.

Article 11 Force Majeure, Relationship, Responsibility and Indemnification

11.1 Force Majeure

11.1.1 Force Majeure events If a Party (“the Prevented Party”) cannot perform all or part of its obligations hereunder as a result of an event that is unforeseeable, and the occurrence and consequence of which is unpreventable or unavoidable, such as earthquake, typhoon, flood, fire and other natural catastrophes, war, insurrection and similar military action, civil commotion and strike, go-slow strike, embargo, expropriation, injunction or other restrictions and act of government (if the Operating Company is the Prevented Party, the act or restriction of the governmental organ that has the administrative authority over the Operating Company or any of its Affiliates shall be excluded), or for any reason whatsoever that prevents the performance of this Contract (“a Force Majeure Event”), the Party shall not be deemed to breach this Contract upon satisfaction of all the conditions set forth below:

(a)	the lockout, obstacle or delay occurred to the Prevented Party in performing the obligations hereunder is directly caused by a Force Majeure Event;

(b)	the Prevented Party has exerted the best efforts to perform its obligations hereunder and reduce the loss caused to another Party because of a Force Majeure event; and

(c)	the Prevented Party shall immediately notify another Party of the occurrence of a Force Majeure Event and provide the written information regarding such event within fifteen (15) days of its occurrence, including the explanation stating the reasons of delay in performance or partial performance of this Contact.

11.1.2 In the event of occurrence of a Force Majeure Event, the Parties shall determine whether to modify this Contract based on the effect of the event upon performance of this Contract and whether to release, in part or in whole, the Prevented Party from its obligations hereunder.

11.2 Independent Contractor Relationship

Each Party is an independent contractor to another Party and shall be responsible for complying with any and all the laws, rules and regulations applicable to it, including but not limited to any and all the laws, rules and regulations regarding labor employment, working time, health and safety, working conditions and salary payment. Each of the Parties shall be responsible for payment of taxes, including the taxes, national, provincial and local, that are levied upon its employees or estimated. Unless otherwise stipulated herein, without another Party’s prior written consent, no Party shall have any power or right to bind another Party’s credit or cause another Party to use its credit to make commitment or pledge. Provided that any Party causes another Party any loss, damage, liability, claim, demand or penalty, the Party shall fully indemnify another Party.

11.3 Liability and Indemnification

11.3.1 The Parties explicitly understand that, the WFOE will make no warranties to the Operating Company with respect to the performance of the Service or any Assets or whether any Assets are appropriate for a particular purpose. The WFOE explicitly disclaims all warranties, including but not limited to any implied warranties of merchantability or fitness for a particular purpose.

11.3.2 The Operating Company agrees to indemnify the WFOE for any and all the liabilities, obligations, losses, damages, fines, judgments, litigation costs, expenses and expenditures suffered by, occurred to or charged against the WFOE that arise from or in connection with (i) any inaccuracy or false statement in the representations and warranties made to the WFOE under this Article 6.1; or (ii) any breach of any covenant, promise or agreement hereunder.

11.3.3 Without prejudice to Articles 11.3.1 and 11.3.2 hereof, one Party shall be accountable for another Party for any losses, costs, claims, injuries, liabilities or expenses arising in connection with or from any negligence or lack of care of each of the Parties in performing the obligations hereunder, but only to the extent of the amount of the direct damages or losses actually caused and excluding profit losses or indirect losses.

Article 12 Survival

12.1 The obligation for any payment, arising hereunder and accrued or due prior to expiration of the term, or earlier termination, of this Contract shall survive the expiration or earlier termination.

12.2 The provisions of Articles 7.4, 8, 9, 10.2, 10.3, 11.3 and this Article 12 shall survive any termination of this Contract.

Article 13 Notices

All the notices or other correspondences under this Contract required to be sent by any Party shall be written in English and served personally, by an internationally accepted courier or by fax to the address of another Party as follows or other designated address that another Party advises the Party from time to time. The day on which such notice has been effectively served shall be determined as follows:

(a)	if delivered personally, a notice shall be deemed to have been effectively served on the day of delivery;

(b)	if delivered by an internationally accepted courier, a notice shall be deemed to have been effectively served on the third day after delivery to the courier; and

(c)	if delivered by fax, a notice shall be deemed to have been effectively served when a receipt confirming transmission is received.

Operating Company:

Guangzhou Shen Long Computer Technology Co., Ltd.

Address: Rm.1905, No.103 Tiyu Xi Road, Tianhe Dist., Guangzhou, PRC

Zip Code: 510620

Attention: Shaohui Chen

Fax: 020-3810 5651

WFOE:

The Global Market Group (Guangzhou) Co., Ltd.

Address: Rm. 1701-Rm.1704, No.103 Tiyu Xi Road, Tianhe Dist., Guangzhou, PRC

Zip Code: 510620

Attention: Shaotian Hu

Fax: 020-8600 6638

Mr. Weijia Pan

Address: 17F, No.103, Tiyu Xi Road, Guangzhou, PRC

Zip Code: 510620

Attention: Weijia Pan

Fax: 020-8600 6638

Mr. Weinian Pan

Address: 17F, No.103, Tiyu Xi Road, Guangzhou, PRC

Zip Code: 510620

Attention: Weinian Pan

Fax: 020-8600 6638

Article 14 Miscellaneous

14.1 Severability

In the event that any clause or other provision of this Contract is or becomes valid, illegal or unenforceable pursuant to any law or policy of the government, all other clauses and provisions of this Contract shall remain valid, provided that the substantial content of the transaction contemplated herein has not been affected in any manner in the economic or legal aspect and resulted in adverse effect upon any Party. After any clause or provision is held invalid, illegal or unenforceable, the Parties hereto shall revise this Contract through good faith negotiations to realize, in an acceptable manner, the original intention of the Parties as closely as possible so that the transaction contemplated herein can be completed as originally contemplated to the greatest extent as possible.

14.2 Expenses

Without contravention to any other provisions of this Contract in the contrary, each of the Parties shall bear its own expenses and disbursements in relation to this Contract. However, in the event that any of the Parties breaches this Contract, knowingly or intentionally, the breaching Party shall compensate the abiding Party any and all the expenses and disbursements in relation to this Contract. Each of the Parties shall pay and undertake any tax arising from or in connection with the transaction contemplated herein levied on other Parties.

14.3 Waivers

A waiver of any provision of this Contract shall be invalid unless specified in the written instrument executed by the Party waiving the provision. No failure or delay by any Party in exercising any right, power or remedy hereunder shall be construed as a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude any further exercise of it or any other right, power or remedy. Without prejudice to the foregoing provisions, a waiver by any Party of another Party’s breach of any provision of this Contract shall not be deemed as a waiver of subsequent breach of such provision or any other provision of this Contract.

14.4 Assignability

Without the prior written consent of the WFOE, the Operating Company shall not assign all or any part of this Contract, the rights, interests or obligations hereunder. Any such assignment attempted but without the consent shall be invalid.

14.5 Successor and Assignee

This Contract shall be binding on and beneficial to the Parties, their successors and assignees.

14.6 Entire Agreement

This Contract constitutes the entire and only agreement among the Parties relative to the subject matter of this Contract and supersedes all prior agreements, contracts, understandings and correspondences whether oral or in writing relative to the content of this Contract.

14.7 Survival

Without prejudice to the provision of Article 12, the provisions of this Contract (including but not limited to the warranties in Article 6) shall remain in full effect and force after the date of the execution of this Contract provided that they are not fully performed as of the foregoing date.

14.8 Further Warranties

Each of the Parties agrees, for implementing or performing the provisions and purposes of this Contract, to promptly execute the instruments reasonably required or necessary and take further reasonably necessary or appropriate actions.

14.9 Amendment

Unless executed in writing by the Parties, this Contract shall not be amended, modified or supplemented.

14.10 Counterparts

This Contract may be executed in one or several counterparts, all of which shall be deemed as one and the same contract, and shall become effective when one or several counterparts are signed by one Party and delivered to another Party. It is understood that the Parties may not have to sign on the same counterpart.

14.11 Miscellaneous

The Exclusive Management, Technical Consultancy and License Contract executed, orally agreed or confirmed by email shall become null and void as from the date of effectiveness of this Contract; the content relative to the exclusive management, technical consultancy and license contract shall be subject to this Exclusive Management, Technical Consultancy and License Contract.

[Remainder of this page intentionally left blank]

IN WITNESS THEREOF, this Agreement has been duly executed by the legal representatives or authorized representatives of the Parties hereto on the date first written above.

Guangzhou Shen Long Computer Technology Co., Ltd.		Global Market Group (Guangzhou) Co., Ltd.

Signed by:	/s/ Weijia Pan	Signed by:	/s/ Weijia Pan
Name: Weijia Pan		Name: Weijia Pan
Title: Legal Representative		Title: Legal Representative
Seal:		Seal:

Weijia Pan		Weinian Pan

Signed by:	/s/ Weijia Pan	Signed by:	/s/ Weinian Pan

Appendix A

List of Management and Technical Consulting Service

The following Service may be provided by the personnel of the WFOE, its Affiliates or Sub-contractor:

(a)	to grant the Operating Company a license to use any and all the software that the WFOE owns, is allowed to use by means of franchise and is required by the Operating Company for operating the business;

(b)	the management and consulting service in relation to the various aspects of providing the ICP service, including but not limited to the services in the technical, financial, marketing and management aspects;

(c)	to assist the Operating Company in enhancing the technologies, publicity and market of the domestic and overseas trading business, including the webpage editing, information management and market development, as well as providing the Operating Company with the related market information, industry information, customer information, and technical information and the service of organizing, analyzing and processing various information;

(d)	to provide consultancy and service for development of the strategies and plans of the market development and promotion (including the products, brands and public relationship) of the Operating Company;

(e)	Upon the request of the Operating Company and subject to the approval of the Operating Committee, to assist the Operating Company in obtaining the loan required for providing the ICP service;

(f)	to assist the Operating Company in the aspect of customer support service in providing the ICP Service;

(g)	to assist the Operating Company in the aspect of providing the market development service, including the aspects of public relationship, publicity, and providing information to employees, investors, customers and the public;

(h)	to provide training for the employees of the Operating Company;

(i)	to collect the fees from the members, customers and other users of the ICP Service on behalf of the Operating Company;

(j)	Development, maintenance and update of the software as required by the Operating Company for operating its business;

(k)	to be responsible for the daily management, repair and update of the computer network equipment and databases of the Operating Company;

(l)	to assist the collection and analysis of the technical information as required for the operation of the website, including the failure and error information so as to improve the quality of the technical service provided pursuant to this Agreement;

(m)	to provide technical consultancy and technical answers with respect to the technical inquiries with respect to the network equipment, technical products and software of the Operating Company; and

(n)	other service as agreed by the Parties hereto from time to time.

Appendix B

Calculation of Service Fees and Method of Payment

1.	In order to enable the Operating Company to have the sufficient capacity to provide the professional information service to clients so that they can publish information on the website of a legal and valid Chinese transaction marketplace to which the WFOE belongs, and exchange contents and information at the Chinese transaction marketplace with the clients of the international transaction marketplace, the Parties agree that, in consideration of the management, technical consultancy and license exclusively provided by the WFOE to the Operating Company under Article 2 of this Contract, the Operating Company shall pay the Service Fees to the WFOE. The calculation method of the Service Fees is all the remained after deduction of RMB1,000,000 (i.e., the total costs and expenses before tax under the annual budget of the Operating Company) from the fees that the Operating Company is entitled to collect from customers each year (the scope of such amount shall be unilaterally adjusted in due course pursuant to the resolution of the WFOE’s board of directors, which is not subject to the consent of the Operating Company and the Operating Company shall also have no objection to). The specific amount or proportion of the aforesaid fees shall be determined by the WFOE according to the actual situation of the service provided and shall be calculated on a quarterly basis. The amount of the service fees shall be negotiated by the Parties at least based on the following factors:

(a)	the technical difficulty and complexity of the technical support and technical service;

(b)	the time spent by the WFOE’s employees for the management, technical support and technical service;

(c)	the specific content of technical support and technical service and its commercial value;

(d)	the market reference price of the technical support and technical service of the same type.

2.	The WFOE shall summarize the total Service Fees on a quarterly basis and notify the Operating Company. Within forty (40) working days upon receipt of such notice, the Operating Company shall pay the said Service Fees to the bank account designated by the WFOE. The Operating Company shall make the payment by means of bank transfer so as to immediately allocate the funds available to the account of the WFOE. The WFOE shall advise the Operating Company of the details regarding its bank account from time to time. The Parties agree that, the WFOE may modify the aforementioned payment instructions from time to time provided that the WFOE shall notify the Operating Company in writing of the modification every time for filing and enquiries.

3.	In the event that the WFOE considers that the mechanism of determining the service price as stipulated in this clause needs adjustment as a result of its inapplicability for any reason whatsoever, the Operating Company shall provide, constructively and in good faith, an opinion to the WFOE within seven (7) working days upon the written request by the WFOE for adjustment of the fees so that the WFOE can determine the new fee standard or mechanism. Provided that the Operating Company fails to make a reply within seven (7) working days upon receipt of the aforesaid adjustment notice, it shall be deemed to approve tacitly such adjustment of the Service Fees.

4.	The WFOE, the Operating Company, Shareholder A and Shareholder B of the Operating Company agree that, without the prior written consent of the WFOE, the Operating Company shall not pay dividends to the two shareholders. The Operating Company and its Shareholder A and Shareholder B agree that, after the Operating Company pays the Service Fees to the WFOE and provided that the Operating Company has the after-tax profits, the Operating Company will bestow the balance of the after-tax profits deducting the personal income taxes that Shareholder A and Shareholder B of the Operating Company shall pay because of distribution of the after-tax profits on the WFOE.

5.	Adjustment of the fees mentioned above shall not affect the effect of this Agreement and the performance of the Parties’ other obligations hereunder.

Appendix C

List of Trademarks

Serial No.	Registered Trademarks	Registration No.	Term of Validity	Commodities or Service Items Approved to Use the Trademarks (Categories)
1	Graphic plus gobal star	5754981	October 14, 2009 until October 13, 2019	Class 16
2	Graphic plus gobal star	5754980	May 21, 2010 until May 20, 2020	Class 35
3	Graphic plus gobal star	5754979	March 28, 2010 until March 27, 2020	Class 36
4	Graphic plus gobal star	5754978	May 21, 2010 until May 20, 2020	Class 39
5	Graphic plus gobal star	5754977	May 21, 2010 until May 20, 2020	Class 42
6	Graphic (without the text of Global Star)	4188477	November 14, 2006 until November 13, 2016	Class 9
8	Graphic of Eagle	6686771	March 28, 2010 until March 27, 2020	Class 16

9	Graphic of Eagle	6686934	April 14, 2010 until April 13, 2020	Class 36
12	Graphic of Eagle	1564508	May 7 2001 until May 6, 2011	Class 16
13	Graphic of Eagle	1247943	February 14, 2009 until February 13, 2019	Class 35
16	FEI plus graphic	5071674	May 21, 2009 until May 20, 2019	Class 39
17	Eagle (graphic)	6686934	April 14, 2010 until April 13, 2020	Class 36

Appendix D

List of Logos

Appendix E

Power of Attorney

Entrustor: Weijia Pan (“Shareholder A of the Operating Company”)

ID Card Number: 440623197307132712

Address: 17F, Tower A, Victoria Plaza, No.103 Tiyu Xi Road, Tianhe Dist., Guangzhou

Zip Code: 510 620

Telephone: (86) 20-8600 2299

Fax: (86)20- 8600 6638

Entrustee: Global Market Group (Guangzhou) Co., Ltd.

Legal Representative:

Address: Rm.1701-Rm.1704, No.103 Tiyu Xi Road, Tianhe Dist., Guangzhou

Zip Code: 510 620

Telephone: (86) 20-8600 2299

Fax: (86)20- 8600 6638

I, Weijia Pan, one of the shareholders of the Guangzhou Shen Long Computer Technology Co., Ltd. (hereinafter referred to as the “Operating Company”), hereby irrevocably authorize the Global Market Group (Guangzhou) Co., Ltd. (hereinafter referred to as “the WFOE”) to exercise the following rights during the term of this Power of Attorney:

to authorize the WFOE or the eligible Chinese citizen (hereinafter referred to as “the Entrustee”) designated by it as the sole and exclusive agent of mine to represent me:

to exercise any and all the voting rights and other shareholder’s rights of mine, as the shareholder of the Guangzhou Shen Long Computer Technology Co., Ltd. (hereinafter referred to as “the Operating Company”), including but not limited to, as the authorized representative of the company, designating and electing such senior management as the director, general manager of the Operating Company at the shareholders meeting of the Operating Company; other shareholder’s rights as prescribed in the Articles of Association of the Operating Company shall be exercised by the shareholder’s representative and to acknowledge and admit the results of such exercise.

Any actions taken by the WFOE or the Entrustee in relation to the Operating Company shall be deemed as the actions of mine, and any documents executed by the WFOE or the Entrustee in relation to the Operating Company shall be deemed to be executed by me. I hereby admit, acknowledge and approve any actions taken, and any documents executed by, the WFOE or the Entrustee.

The above authorization and entrustment is subject to the premises that the Entrustee is a Chinese citizen and employee of the WFOE and that the controlling shareholder(s) of the WFOE agrees to such authorization and entrustment. Provided that the Entrustee ceases to take a position at the WFOE or the WFOE delivers a notice to dismiss and replace the entrustee, I will immediately withdraw the entrustment and authorization to the Entrustee and designate/authorize another employee, as a Chinese citizen, designated by the WFOE to exercise the aforementioned shareholder’s voting rights I can enjoy at the shareholders’ meeting of the Operating Company.

This Power of Attorney shall be valid for twenty (20) years, as from the date of the execution of this Power of Attorney and shall be automatically renewed for one year afterwards. This Power of Attorney may be terminated by the WFOE in the following circumstances: (1) the business license of the WFOE or the Operating Company cannot be renewed; (2) the Operating Company or its shareholders materially violates this Power of Attorney and fail to rectify within the specified time limit.

Entrustor: Weijia Pan
(Shareholder A of the Operating Company)

Signed by:	/s/ Weijia Pan
September 6, 2010

Power of Attorney

Entrustor: Weinian Pan (“Shareholder B of the Operating Company”)

ID Card Number: 440623197011022717

Address: 17F, Tower A, Victoria Plaza, No.103 Tiyu Xi Road, Tianhe Dist., Guangzhou

Zip Code: 510 620

Telephone: (86) 20-8600 2299

Fax: (86)20- 8600 6638

Entrustee: Global Market Group (Guangzhou) Co., Ltd.

Legal Representative: Weijia Pan

Address: Rm.1701-Rm.1704, No.103 Tiyu Xi Road, Tianhe Dist., Guangzhou

Zip Code: 510 620

Telephone: (86) 20-8600 2299

Fax: (86)20- 8600 6638

I, Weinian Pan, one of the shareholders of the Guangzhou Shen Long Computer Technology Co., Ltd. (hereinafter referred to as “the Operating Company”), hereby irrevocably authorize the Global Market Group (Guangzhou) Co., Ltd. (hereinafter referred to as “the WFOE”) to exercise the following rights during the term of this Power of Attorney:

to authorize the WFOE or the eligible Chinese citizen (hereinafter referred to as “the Entrustee”) designated by it as the sole and exclusive agent of mine to represent the company:

to exercise any and all the voting rights and other shareholder’s rights of mine, as the shareholder of the Guangzhou Shen Long Computer Technology Co., Ltd. (hereinafter referred to as “the Operating Company”), including but not limited to, as the authorized representative of mine, designating and electing such senior management as the director, general manager of the Operating Company at the shareholders meeting of the Operating Company.

Any actions taken by the WFOE or the Entrustee in relation to the Operating Company shall be deemed as the actions of mine, and any documents executed by the WFOE or the Entrustee in relation to the Operating Company shall be deemed to be executed by me. I hereby admit, acknowledge and approve any actions taken, and any documents executed by, the WFOE or the Entrustee.

The above authorization and entrustment is subject to the premises that the Entrustee is a Chinese citizen and employee of the WFOE and that the controlling shareholder(s) of the WFOE agrees to such authorization and entrustment. Provided that the Entrustee ceases to take a position at the WFOE or the WFOE delivers a notice to dismiss and replace the entrustee, I will immediately withdraw the entrustment and authorization to the Entrustee and designate/authorize another employee, as a Chinese citizen, designated by the WFOE to exercise the aforementioned shareholder’s voting rights I can enjoy at the shareholders’ meeting of the Operating Company.

This Power of Attorney shall be valid for twenty (20) years, as from the date of the execution of this Power of Attorney and shall be automatically renewed for one year afterwards. This Power of Attorney may be terminated in the following circumstances: (1) the business license of the WFOE or the Operating Company cannot be renewed; (2) the Operating Company or its shareholders materially violates this Power of Attorney and fail to rectify within the specified time limit.

Entrustor: Weinian Pan
(Shareholder B of the Operating Company)

Signed by:	/s/ Weinian Pan
September 6, 2010